Exhibit 23.3

Consent of Ernst & Young LLP, Independent Auditors

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 8, 2002 (except Notes 3, 4, 5, 15 and 19, as to which the date is October 15, 2003) with respect to the consolidated financial statements of Insignia Financial Group, Inc. included in the Registration Statement on Form S-4 and the related Prospectus of CB Richard Ellis Services, Inc. for the registration of $200,000,000 of 9.75% Senior Notes Due May 15, 2010.

/s/ Ernst & Young LLP

New York, New York

December 3, 2003